Exhibit 99.1

HUTHAM S. OLAYAN ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y., September 28 2015 . . . The IBM (NYSE: IBM) board of directors today elected Hutham S. Olayan to the board effective January 1, 2016.  Ms. Olayan, 61, is a principal, director and senior executive of The Olayan Group, a private multinational enterprise that is both an international investor and diversified commercial and industrial business in Saudi Arabia.

Ginni Rometty, IBM chairman, president and chief executive officer, said:  “We are delighted that Hutham will be joining the IBM board of directors.  She is a true global citizen and her insights and experience, particularly in international markets, will make a significant contribution to IBM as we continue to invest aggressively in our business.”

Ms. Olayan has been a director of The Olayan Group since 1981 and has headed the group’s New York office since 1985.  She is president and chief executive officer of Olayan America, the group’s affiliate responsible for investments primarily originating in North, Central and South America.

Ms. Olayan is a director of Morgan Stanley and a member of the Executive Advisory Board of General Atlantic.  She also serves on the boards of the American University of Beirut, The MasterCard Foundation, Memorial Sloan-Kettering Cancer Center and the Peter G. Peterson Institute for International Economics.

Ms. Olayan holds a B.A. from the American University of Beirut and a M.B.A. from Indiana University.

Contact:	IBM
Edward Barbini, 914-499-6565
barbini@us.ibm.com